iShares Trust

Screen #2 attachment for funds beyond series 99

127                           ISHARES JPMORGAN USD EMERGING MARKETS BOND FUND     N
149                ISHARES S&P/CITI INTERNATIONAL TREASURY BOND        N
150                ISHARES S&P/CITI 1-3 YR INTERNATIONAL TREASURY      N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://us.ishares.com/advisor_resources/resource_library/tax_legal_documents.htm